EX-99.1

Contacts:
Elise Caffrey	Matthew Lloyd
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3720
ecaffrey@irobot.com	mlloyd@irobot.com

iRobot Announces Stock Repurchase Program

BEDFORD, Mass., April. 2, 2014 - iRobot Corp. (NASDAQ: IRBT), a leader in delivering robotic technology-based solutions, today announced that its Board of Directors has authorized a stock repurchase program. Under the program, iRobot may purchase up to $50 million of its common stock beginning May 1, 2014 and ending April 30, 2015.

Under the repurchase program, the Company is authorized to repurchase shares through Rule 10b5-1 plans (which would permit the Company to repurchase shares when the Company might otherwise be precluded from doing so under insider trading laws), open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. The Company may choose to suspend or discontinue the repurchase program at any time but cannot carry over unused authorization amounts to future periods.

“The Board’s authorization of a share repurchase program reflects our confidence in the health and long-term outlook of the company,” said Colin Angle, chairman and chief executive officer of iRobot. “With a strong balance sheet and cash flows, we believe we can take advantage of volatile market conditions to buy back our shares while maintaining the flexibility to make strategic investments in our future.”

As of March 31, 2014, iRobot had 29,435,149 shares of common stock outstanding.

About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people find smarter ways to clean, its defense & security robots protect those in harm’s way, and its remote presence robots enable virtual presence from anywhere in the world. iRobot’s consumer and military robots feature iRobot Aware® robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corporation's expectations concerning management's plans for execution of a stock repurchase program, including the maximum amount and duration of purchases of our common stock under our authorized stock repurchase program.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results and actions to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corporation undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corporation, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.